Exhibit 99.1

PRESS RELEASE

SYNTROLEUM ANNOUNCES SECOND QUARTER RESULTS

For Immediate Release

Tuesday, July 26, 2005

Contact:	Mel Scott
Syntroleum Corporation
Tulsa – (918) 592-7900
www.syntroleum.com

Tulsa, OK—Syntroleum Corporation (NASDAQ: SYNM) today announced unaudited financial results for the second quarter ended June 30, 2005. Second quarter 2005 revenues of $6.2 million increased by $6.1 million from the second quarter of 2004. The increase in revenues is the result of the recognition of previously deferred revenue for the completion of fuel production and delivery related to our DOE Ultra-Clean Fuels Demonstration Project. A net loss of $0.6 million, or ($0.01) per share, for the second quarter of 2005 decreased from $11.8 million, or ($0.28) per share, for the second quarter of 2004. The Company has invested capital of $9.9 million during 2005, an increase of $8.6 million over the same period last year, relating to the investment in oil and gas activities and capital expenditures. The Company’s cash balance at June 30, 2005 was $93.9 million, reflecting the receipt of $81.4 million during the year from the sale of common stock and option and warrant exercises. This compares to a cash balance of $31.6 million at December 31, 2004.

“With favorable market conditions for GTL and continued pressure on the world’s refining capacity, we are pleased to turn in another quarter of successful execution on our strategy toward establishing Syntroleum as a significant oil and gas company,” said Jack Holmes, Syntroleum’s President and CEO. “The Aje project remains on track as we obtained final approval from the Nigerian government, resulting in net proceeds to us of $5.7 million from other project participants. A drilling contract has been executed, and we expect the rig to be on location in mid-August. In April, we received commitments to fund up to $50 million to pursue additional opportunities similar to the Aje model through our Stranded Gas Venture. I am also pleased to announce that we have completed our GTL fuel delivery requirements under our DOE project at Catoosa and recognized revenues of $5.8 million this quarter for the project.”

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Syntroleum Announces Second Quarter Results

July 26, 2005

Second Quarter 2005 vs. Second Quarter 2004

The Company incurred expenses for the quarter ended June 30, 2005 of $4.9 million related to research, development, and engineering programs, including $2.4 million of expenditures at its Catoosa Demonstration Facility, compared to $7.2 million for these activities in the quarter ended June 30, 2004. General, administrative and other expenses for the quarter ended June 30, 2005 were $4.9 million, compared to $5.5 million of general, administrative and other expenses for the same period last year. Non-cash charges for the quarter ended June 30, 2005 totaled $1.4 million, including $1.2 million in depreciation, depletion, and amortization expense and $0.2 million of non-cash equity compensation, compared to $1.2 million of non-cash items for the quarter ended June 30, 2004, of which $1.1 million consisted of non-cash equity compensation and $0.1 million of depreciation, depletion, and amortization. Other income for the quarter ended June 30, 2005 was $3.8 million, compared to $1.3 million of other income for the same period last year. The increase resulted from the Aje bonus payment from other project participants. Other income for the same period 2004 is the result of foreign currency gains.

Six Months ended June 30, 2005 vs. Six Months ended June 30, 2004

Revenues for the six months ended June 30, 2005 were $6.5 million including $5.8 million related to fuels delivery, compared to $6.1 million for the same period in 2004. Revenues in the 2004 period included the complete liquidation of catalyst materials. The Company incurred a net loss of $12.2 million, or ($0.24) per share, for the six months ended June 30, 2005, a decrease of $6.0 million compared to the same period in 2004 when a loss of $18.2 million, or ($0.45) per share, was incurred.

The Company incurred expenses for the six months ended June 30, 2005 of $9.2 million related to research, development, and engineering programs, including $4.6 million of expenditures at its Catoosa Demonstration Facility, compared to $11.2 million, including $6.4 million of expenditures at the Catoosa Demonstration Facility, for these activities during the six months ended June 30, 2004. General, administrative and other expenses for the six months ended June 30, 2005 were $12.2 million, compared to $10.1 million of general, administrative and other expenses for the same period last year. Non-cash items for the six months ended June 30, 2005 totaled $4.6 million, including $1.4 million in depreciation, depletion, and amortization expense and $3.2 million of non-cash equity compensation, compared to $2.2 million of non-cash items for the six months ended June 30, 2004, of which $0.3 million for depreciation, depletion, and amortization and $1.9 million consisted of non-cash equity compensation. Other Income for the six months ended June 30, 2005 was $4.0 million, compared to $0.8 million of other income for the six months ended June 30, 2004. The increase resulted from the Aje bonus payment from other project participants.

Syntroleum Announces Second Quarter Results

July 26, 2005

The Company’s second quarter 2005 conference call will take place Tuesday, July 26, 2005 at 10:00 AM EDT, during which Syntroleum’s senior management will discuss financial results for the period, progress on the Company’s commercial developments and other important activities. A web cast of the call will be available via the Internet by accessing www.syntroleum.com. Listeners should allow a few minutes for registration into the web site. A replay of this conference call will be available on the web site under the Syntroleum Investor Relations tab for a period of one year.

Syntroleum Corporation owns a proprietary gas-to-liquids process for converting natural gas into synthetic liquid hydrocarbons. The Company plans to use its GTL technology, as well as other third party gas processing technologies, to develop and participate in gas monetization projects in a number of global locations.

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(Tables Follow)

This document includes forward-looking statements as well as historical information. Forward-looking statements include, but are not limited to, statements relating to proposed projects, the Syntroleum Process and related technologies and products. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intent,” “may,” “project,” “plan” “should,” “could,” and similar expressions are intended to be among the statements that identify forward-looking statements. Although Syntroleum believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that debt or equity financing for anticipated GTL or related NGL or oil and gas projects may not be available, the schedule for development, construction and operation of proposed GTL plants may not be met, anticipated appropriation and expenditure of federal monies does not occur, commercial-scale GTL plants do not achieve the same results as those demonstrated on a laboratory or pilot basis or that such plants experience technological and mechanical problems, the potential that improvements to the Syntroleum Process currently under development may not be successful, the impact on plant economics of operating conditions (including energy prices), construction risks, risks associated with investments and operations in foreign countries, our dependence on strategic relationships with manufacturing and engineering companies, volatility of energy prices, our ability to obtain interest in natural gas properties for our sub-quality gas monetization projects, the ability to implement corporate strategies, including the continued availability of adequate working capital, competition, intellectual property risks, Syntroleum’s ability to obtain financing and other risks described in the Company’s filings with the Securities and Exchange Commission.

® “Syntroleum” is registered as a trademark and service mark in the U.S. Patent and Trademark Office.

Syntroleum Announces Second Quarter Results

July 26, 2005

Syntroleum Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue
Joint Development	$6,208	$144	$6,427	$396
Catalyst Materials	—	—	—	5,674
Gas Sales	30	—	61	—
Other	3	1	7	3

Total Revenue	6,241	145	6,495	6,073

Operating Expenses
Catalyst Materials Cost	—	—	—	3,033
Lease Operating Expenses	9	—	14	—
DOE Catoosa Project	2,373	4,493	4,583	6,398
Pilot Plant, Engineering, and R&D	2,521	2,743	4,606	4,797
Depreciation, depletion, and amortization	1,205	146	1,381	290
G&A and Other (includes non-cash equity compensation of $241 and $1,099 for the three months ended June 30, 2005 and 2004, respectively, and $3,237 and $1,917 for the six months ended June 30, 2005 and 2004, respectively.)	4,852	5,495	12,208	10,130

Total Operating Expenses	10,960	12,877	22,792	24,648

Income (Loss) from Operations	(4,719)	(12,732)	(16,297)	(18,575)

Investment and Interest Income	734	120	946	504
Interest Expense	(425)	(449)	(845)	(884)
Other Income (Expense)	3,846	1,250	3,998	786
Taxes	—	—	—	(12)

Net Income (Loss)	$(564)	$(11,811)	$(12,198)	$(18,181)

Earnings (Loss) Per Share (Basic and Diluted)	$(0.01)	$(0.28)	$(0.24)	$(0.45)

Weighted Average Shares Outstanding	55,181	42,087	51,590	40,610

Syntroleum Announces Second Quarter Results

July 26, 2005

Syntroleum Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	June 30, 2005	December 31, 2004
Assets
Cash and Cash Equivalents	$93,904	$31,573
Restricted Cash	1,407	221
Other Current Assets	1,682	2,162
Property and Equipment, net	10,658	7,733
Total Non-Current Assets	4,442	3,062

Total Assets	$112,093	$44,751

Liabilities and Stockholders’ Equity
Current Liabilities	$3,695	$5,458
Deferred Revenue (current)	26	5,873
Convertible Debt	25,066	24,221
Other Non-current Liabilities	106	115
Joint Venture	1,518	—

Deferred Revenue (non-current)	21,430	21,702
Minority Interests	706	706

Total Liabilities	52,547	58,075

Total Stockholders’ Equity	59,546	(13,324)

Total Liabilities and Stockholders’ Equity	$112,093	$44,751

Syntroleum Announces Second Quarter Results

July 26, 2005

Syntroleum Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(Amounts in Thousands)

	Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)	$(12,198)	$(18,181)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	1,381	290
Foreign currency exchange	(271)	(2,906)
Non-cash compensation expense	3,237	1,916
Non-cash interest expense	845	884
Gain on sale of assets or interest in projects	(3,556)	(23)
Changes in assets and liabilities	(7,230)	4,771

Net cash flows used in operating activities	(17,792)	(13,249)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(595)	(355)
Oil and gas related expenditures	(9,325)	(954)
Proceeds from note receivable	4	—
Proceeds from interest in project	9,438	—
Change in restricted cash	(1,186)	(828)
Proceeds from investments	—	70

Net cash flows used in investing activities	(1,664)	(2,067)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and option and warrant exercises	81,380	31,568
Joint venture acquisition costs	(500)	—
Proceeds from joint venture	1,500	—
Proceeds from issuance of convertible debt	—	682
Proceeds from settlement of note receivable from officer	—	100
Purchase and retirement of treasury stock	(592)	(227)

Net cash flows provided by financing activities	81,788	32,123

FOREIGN EXCHANGE EFFECT ON CASH	(1)	1,901

NET CHANGE IN CASH AND CASH EQUIVALENTS	62,331	18,708
CASH AND CASH EQUIVALENTS, beginning of period	31,573	32,695

CASH AND CASH EQUIVALENTS, end of period	$93,904	$51,403